Exhibit 99.1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	June 12, 2007
Contact	(480) 449-8900
Norman Stout, Chief Executive Officer

(212) 355-4449
Steve Frankel / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL SPECIAL COMMITTEE DETERMINES MIHAYLO RECAPITALIZATION NOT REASONABLY LIKELY TO PROVIDE GREATER VALUE THAN MITEL MERGER

UNANIMOUSLY RECOMMENDS INTER-TEL STOCKHOLDERS VOTE FOR MITEL MERGER

TEMPE, Arizona June 12, 2007: Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today sent the following letter to its stockholders:

June 12, 2007

Dear Inter-Tel Stockholder:

The Special Committee of your Board of Directors has met and, after considering the advice of its legal and financial advisors, unanimously determined (with one member absent) that the recapitalization strategy proposed by Steven G. Mihaylo is not reasonably likely to lead to a transaction that is more favorable to Inter-Tel stockholders than the Mitel merger. The recapitalization proposal would, therefore, not be reasonably likely to lead to a “superior proposal” as that term is defined in the Agreement and Plan of Merger dated as of April 26, 2007, among Inter-Tel, Mitel Networks Corporation and Mitel’s wholly-owned acquisition subsidiary. The Mitel merger agreement provides for the acquisition of Inter-Tel by Mitel for $25.60 per share in cash.

In particular, even if effected, Mr. Mihaylo’s recapitalization proposal contemplates the acquisition of only a portion of each Inter-Tel stockholder’s shares for cash, while a significant percentage would not be purchased. As a result, the Special Committee believes there is a significant risk that the recapitalization would ultimately result in less overall value for Inter-Tel stockholders than the Mitel transaction. The recapitalization proposal is also subject to a number of conditions and contingencies, as described below, and therefore offers less certainty to close than the Mitel merger, which is scheduled to close in early July 2007.

Accordingly, the Special Committee continues to recommend that Inter-Tel stockholders vote FOR the Mitel merger at the Special Meeting of Inter-Tel Stockholders to be held on June 29, 2007.

Please vote promptly FOR the Mitel merger, either by signing, dating and returning the enclosed WHITE card in the postage-paid envelope provided, or by telephone or over the Internet by following the simple voting instructions on the WHITE proxy card. Please discard and do not sign or return any green proxy cards sent to you by Mr. Mihaylo.

As you know, on June 4, 2007, Mr. Mihaylo sent a letter to Inter-Tel stockholders and its Board of Directors proposing a recapitalization strategy for Inter-Tel. Based on his public disclosures and information subsequently provided to Inter-Tel, the general terms of Mr. Mihaylo’s recapitalization proposal are:

•	$375 million self-tender offer by Inter-Tel, to be funded by:

¡	$200 million of cash from Inter-Tel; and

¡	$200 million to be borrowed by Inter-Tel;

•	In the self-tender offer, Inter-Tel stockholders would receive cash for at most approximately 60% of their shares (assuming all stockholders other than Mr. Mihaylo tendered); and

•	The remaining “stub” shares would remain outstanding.

Mr. Mihaylo also has publicly stated that he may raise up to another $80 million by selling unspecified Inter-Tel assets to fund transaction expenses and to provide for general working capital needs.

On June 5th and 10th, 2007, the Special Committee of Inter-Tel’s Board of Directors met to discuss and consider the terms of Mr. Mihaylo’s recapitalization proposal. The Special Committee concluded that Mr. Mihaylo’s recapitalization proposal is not reasonably likely to lead to a “superior proposal” (i.e., a proposal that is more favorable to Inter-Tel stockholders than the Mitel merger) for a number of reasons, including:

•	The Mitel merger is more certain and has a shorter path to payment for all Inter-Tel shares:

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Mitel has firm financing commitments for the Mitel merger, which is subject only to a limited number of customary closing conditions and is scheduled to close in early July 2007, assuming Inter-Tel’s stockholders approve the transaction; and

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Conversely, the recapitalization proposal is subject to a number of conditions and contingencies. The proposal would require $200 million in debt financing and significant asset sales, and is subject to financing, due diligence and other conditions, all of which mean that the recapitalization might not be completed at all, might be materially changed and/or could be significantly delayed.

•	The recapitalization proposed by Mr. Mihaylo does not provide total liquidity for all Inter-Tel stockholders:

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The Mitel merger would cash out 100% of Inter-Tel’s outstanding shares, while the proposed recapitalization could require stockholders to retain 40% or more of their shares and be subject to the risk that the market for Inter-Tel stock becomes less liquid and that the value of Inter-Tel shares could decline;

¡	After the proposed recapitalization, there is likely to be a substantially less liquid trading market for the remaining “stub” shares in what will likely have become a micro-cap stock;

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Mr. Mihaylo’s preliminary proxy statement also states that the number of shares that could be purchased from stockholders in the self-tender could be reduced if necessary to conserve cash for working capital needs, leading to greater uncertainty regarding the economics of the proposed recapitalization; and

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Mr. Mihaylo’s preliminary proxy statement does not state whether he will tender his shares, although he has been publicly quoted saying he will not. If he were to tender his shares, it would significantly reduce the percentage of the shares of other Inter-Tel stockholders that they could sell to Inter-Tel in the recapitalization.

•

If Mr. Mihaylo does not tender his shares in the recapitalization, his ownership stake would almost double, to approximately 37% of the outstanding Inter-Tel stock. Such a dominant stock ownership position would allow Mr. Mihaylo to personally elect a large percentage of Inter-Tel’s Board and would give him a potential veto right on any future sale of Inter-Tel or other similar value-realizing transactions that he does not personally support.

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The Special Committee believes that Inter-Tel’s trading price has been positively affected by (i) a history of paying regular cash dividends and (ii) because it is an attractive takeover prospect in a rapidly consolidating industry, due to its significant cash reserves and lack of debt. After the recapitalization, it is likely that cash dividends would be suspended, the company would have no meaningful cash reserves and a significant debt burden, Inter-Tel would become a micro-cap stock, and would likely be a less attractive takeover prospect because any future sale of the company or other similar value-realizing transactions generally would require Mr. Mihaylo’s personal approval and support, regardless of the terms.

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Mr. Mihaylo has acknowledged that his recapitalization proposal may not succeed, by saying, “If I am able to turn things around, [Inter-Tel stockholders] will get the benefit of the improvement. And if I am wrong they will still be able to get out at $25 or so.” The Special Committee believes there can be no assurances that Inter-Tel stock will trade at a price around $25 per share following an unsuccessful recapitalization, and after incurring significant debt, depleting its cash reserves, selling off significant assets, suspending regular dividends, becoming a micro-cap stock, and giving Mr. Mihaylo a potential veto right on any future sale or similar transaction of Inter-Tel.

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The recapitalization proposal relies on publicly disclosed Inter-Tel projections, which in turn rely on assumptions that may not be applicable as a result of the recapitalization. Inter-Tel’s projections assumed, among other things, that Inter-Tel would have significant cash reserves and no debt, that the company would not sell its assets at a discount to raise cash in the near term and the company would not continue to be disrupted by questions as to the ownership and control of the company. Indeed:

¡	After the recapitalization Inter-Tel would have no meaningful cash reserves, because virtually all of its cash would have been depleted to fund the purchase of Inter-Tel stock;

¡	The recapitalization proposal contemplates Inter-Tel incurring $200 million of debt and taking on the associated significant debt service burden;

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The recapitalization proposal could entail a quick sale of up to $80 million in assets to generate cash in the short-term. Based upon Mr. Mihaylo’s prior comments on these matters, we believe the assets he is likely to sell would decrease 2008 EBITDA by an estimated $10 million, which we do not believe was factored into his valuation calculations;

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Mr. Mihaylo’s actions have continued to raise the possibility of significant cost, disruption and harm to Inter-Tel’s business due to continuing uncertainties as to the ownership, control and future of the company, all of which could have a significant negative impact on the company’s prospects that was not contemplated in Inter-Tel’s projections;

•	Accepting the proposed recapitalization and terminating the Mitel merger agreement would trigger a $20 million termination fee to Mitel at a time when whether the recapitalization proposal will close, and what if any benefits will be realized, are entirely speculative; and

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If the Mitel merger is rejected in favor of the proposed recapitalization, the result could be significant cost, disruption and harm to Inter-Tel’s business due to continuing uncertainties as to the ownership, control and future of the company.

This list of factors considered by the Special Committee is not intended to be exhaustive, and individual members of the Special Committee may have viewed these, or other factors, as more or less important to their ultimate determination. However, these points illustrate some of the many concerns the Special Committee has about the certainty and value of the proposed recapitalization as compared to what they believe to be the more certain and defined value represented by the Mitel merger.

For additional reasons why the Inter-Tel Board recommends Inter-Tel stockholders should vote for the Mitel merger, please see the section entitled “The Merger—Reasons for the Merger and Recommendation by the Board of Directors” beginning on page 27 of Inter-Tel’s definitive proxy previously mailed to you.

Now that you know the Special Committee’s reasons for determining that the recapitalization strategy proposed by Steven G. Mihaylo is not reasonably likely to lead to a “superior proposal” as compared to the Mitel merger, you must make an important decision about whether to support the sale of the company to Mitel or to oppose the sale in favor of what we believe is a highly uncertain and risky recapitalization proposal.

The Special Committee believes that in making your decision you should consider the sincerity and credibility of Mr. Mihaylo’s recapitalization proposal given his past statements and actions, including:

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He attempted to buy the company less than one year ago when his “best and final” offer was $23.25 per share in cash, and also waged a proxy contest to pass a “Sell the Company” resolution, saying he would support a sale to the highest bidder;

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However, although the Mitel merger agreement calls for a sale of the company at a significantly greater price than Mr. Mihaylo’s “best and final” takeover bid, and to date no other party has offered a higher price, Mr. Mihaylo now does not support this sale to the highest bidder;

•

In an October 3, 2006 letter sent to Inter-Tel stockholders while Mr. Mihaylo was attempting to take over the company or force a sale to the highest bidder, the Special Committee stated that, in accordance with its fiduciary duties, it “would absolutely consider a sale if [it] were to determine that a sale would result in greater value for stockholders than continuing to pursue the company’s strategic plan or pursuing another alternative; and

•

Consistent with those and other similar prior statements, the Special Committee and the Board did approve the bona fide all cash offer from Mitel at a price significantly above Mr. Mihaylo’s prior takeover bid, and on terms which allow the company to pursue “superior proposals” from other bidders, including Mr. Mihaylo, that could provide greater value to Inter-Tel stockholders.

In addition, you should also consider that, if Inter-Tel’s stock price significantly declines after the potential recapitalization, Mr. Mihaylo’s increased ownership position would give him a potential veto right on any future sale of the company to another buyer, regardless of the terms. Should Mr. Mihaylo instead decide to buy the company himself, he will have already eliminated through the recapitalization approximately 60% of the Inter-Tel shares that are not already owned by him (based on his 13.4 million share purchase proposal) and would potentially be able to buy the company for hundreds of millions of dollars less than he would have to pay if he submitted a competing acquisition proposal for the whole company today.

We believe that you should also ask yourself how you think the trading price of Inter-Tel’s stock and the value of your investment in the company might be impacted if the Mitel merger does not close and if Mr. Mihaylo ultimately is unable to, or decides not to, move forward with his recapitalization proposal. We also ask that you consider the many conditions and contingencies inherent in Mr. Mihaylo’s recapitalization proposal, and whether his assumptions and predictions regarding the future trading market for the company’s stock seem reasonable and attainable.

Finally, please consider the Special Committee’s consistent commitment to act in the best interests of all Inter-Tel stockholders to maximize the value of your investment in Inter-Tel, and VOTE for the Mitel merger on the enclosed WHITE proxy card.

Thank you for your continued support of Inter-Tel and your careful consideration of these very important matters.

Best regards, /s/ Alexander Cappello
Alexander Cappello Chairman of the Board and the Special Committee Inter-Tel (Delaware), Incorporated

YOUR VOTE IS IMPORTANT—PLEASE USE THE ENCLOSED WHITE PROXY CARD

TO VOTE TODAY—BY TELEPHONE, BY INTERNET, OR BY SIGNING,

DATING AND RETURNING THE WHITE PROXY CARD IN THE ENVELOPE PROVIDED!

If you have questions about the Special Meeting or how to vote your shares, or need additional copies of the proxy materials, please call our proxy solicitor, Innisfree M&A Incorporated,

Toll-Free at (888) 750-5834

(Banks and Brokers call collect at (212) 750-5833.)

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the recapitalization proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY

AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo, are trademarks of Inter-Tel (Delaware) Incorporated.